UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CERULEAN PHARMA INC.

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Cerulean Pharma Inc.

840 Memorial Drive, 5th Floor

Cambridge, MA 02139

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To be held June 26, 2015

You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Cerulean Pharma Inc., which is scheduled to be held on Friday, June 26, 2015 at 9:30 a.m. Eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP located at 60 State Street, Boston, MA 02109.

Only stockholders who owned common stock at the close of business on April 28, 2015 can vote at the Annual Meeting or any adjournment that may take place. At the Annual Meeting, the stockholders will consider and vote on the following matters:

1. Election of two class I directors to our board of directors to serve until the 2018 annual meeting of stockholders;

2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3. Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

You can find more information, including the nominees for directors, in the attached Proxy Statement. The board of directors recommends that you vote in favor of proposals one and two as outlined in the attached Proxy Statement.

We cordially invite all stockholders to attend the Annual Meeting in person. Stockholders of record at the close of business on April 28, 2015, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. You may obtain directions to the location of the Annual Meeting by calling our offices at 617-551-9600. Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. Alternatively, you may vote your shares on the Internet by visiting http://www.proxyvote.com or by telephone by calling 1-800-690-6903 and following the recorded instructions. Your vote is important regardless of the number of shares you own. If you send in your proxy card or vote by telephone or the Internet and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

By order of the Board of Directors,

/s/ Christopher D.T. Guiffre
Christopher D.T. Guiffre, J.D.
President and Chief Executive Officer

Cambridge, Massachusetts
May 5, 2015

Cerulean Pharma Inc.

Proxy Statement

CERULEAN PHARMA INC.

840 Memorial Drive, 5th Floor

Cambridge, MA 02139

617-551-9600

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

to be held June 26, 2015

This proxy statement and the enclosed proxy card contain information about the 2015 Annual Meeting of Stockholders of Cerulean Pharma Inc. (the “Annual Meeting”) to be held on Thursday, June 26, 2015 at 9:30 a.m. Eastern Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP located at 60 State Street, Boston, MA 02109. The board of directors of Cerulean Pharma Inc. is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of “Cerulean,” “our,” “we” or “us” refers to Cerulean Pharma Inc. and its subsidiary.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our board of directors with respect to each of the matters set forth in the accompanying Notice of Meeting. You may revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2014 and this proxy statement and proxy card are first being mailed to stockholders of record (as of April 28, 2015) on or about May 5, 2015.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 26, 2015:

This proxy statement and our 2014 Annual Report to Stockholders are available for viewing, printing and downloading at http:// www.proxyvote.com.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written request to Cerulean Pharma Inc., 840 Memorial Drive, 5th Floor, Cambridge, MA 02139. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are also available on the SEC’s website at http://www.sec.gov. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the Annual Meeting

At the Annual Meeting, our stockholders will consider and vote on the following matters:

1.	Election of two directors to our board of directors, to serve as class I directors until the 2018 annual meeting of stockholders;

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	Transaction of any other business properly brought before the 2015 Annual Meeting or any adjournment or postponement thereof.

As of the date of this proxy statement, we are not aware of any business to come before the meeting other than the first two items noted above.

Board of Directors Recommendation

Our board of directors unanimously recommends that you vote:

FOR the election of the nominees to serve as a class I directors on our board of directors for a three-year term; and

FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Availability of Proxy Materials

The proxy materials, including this proxy statement, a proxy card or voting instruction card and Cerulean’s 2014 Annual Report, are being mailed to stockholders on or about May 5, 2015. These materials are also available for viewing, printing and downloading on the Internet at http:// www.proxyvote.com.

Who Can Vote at the Annual Meeting

Only stockholders of record at the close of business on the record date of April 28, 2015 are entitled to receive notice of the Annual Meeting and to vote the shares of Cerulean common stock that they held on that date. As of April 28, 2015, there were 27,284,026 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Difference between a “stockholder of record” and a beneficial owner of shares held in “street name”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered a “stockholder of record” of those shares. In this case, your set of proxy materials has been sent to you directly by us. You may vote your shares by proxy prior to the Annual Meeting by following the instructions contained on the enclosed proxy card.

Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in “street name.” In this case, your set of proxy materials has been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.

How to Vote

If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you choose to vote by proxy, you may do so by telephone, via the Internet or by mail. Each of these methods is explained below. If you hold your shares of Cerulean common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.

•	By Telephone. You may transmit your proxy voting instructions by calling the telephone number specified on the enclosed proxy card. You will need to have the proxy card in hand when you call. If you choose to vote by telephone, you do not have to return the proxy card.

•	Via the Internet. You may transmit your proxy voting instructions via the Internet by accessing the website specified on the enclosed proxy card. You will need to have the proxy card in hand when you access the website. If you choose to vote via the Internet, you do not have to return the proxy card.

•	By Mail. You may vote by proxy by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope.

•	In Person at the Annual Meeting. You may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you are the beneficial owner of shares held in “street name” and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares and present it with your ballot to the inspector of election at the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting so that if you should become unable to attend the Annual Meeting your shares will be voted as directed by you.

Telephone and Internet voting for stockholders of record will be available up until 11:59 p.m. Eastern time on June 25, 2015, and mailed proxy cards must be received by June 25, 2015 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended.

The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. Our bylaws provide that a quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote are present at the meeting in person or by proxy. Abstentions and broker non-votes count as present for establishing a quorum but will not be counted as votes cast. Broker non-votes occur when your broker or other nominee submits a proxy for your shares (because the broker or other nominee has received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the broker or other nominee either does not have the authority to vote on that proposal and has not received voting instructions from you or has discretionary authority but chooses not to exercise it. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

Ballot Measures Considered “Routine” and “Non-Routine”

The election of directors (Proposal No. 1) is a matter considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1.

The ratification of the appointment of Deloitte & Touche LLP as Cerulean’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal No. 2) is a matter considered routine under applicable rules. A broker or other nominee may generally exercise discretionary authority and vote on routine matters. If they exercise this discretionary authority, no broker non-votes are expected to exist in connection with Proposal No. 2.

Votes Required to Elect Directors and Ratify Appointment of Deloitte & Touche LLP

To be elected, a director must receive a plurality of the votes cast by stockholders entitled to vote at the meeting (Proposal No. 1).

The ratification of the appointment of Deloitte & Touche LLP as Cerulean’s independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock present or represented by proxy and voted “for” or “against” such matter (Proposal No. 2).

Abstentions and broker non-votes will not be counted as votes cast on any of the proposals.

Method of Counting Votes

Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of a director, for each share held by such stockholder as of the record date. Votes cast in person at the Annual Meeting or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of elections appointed for the Annual Meeting, who will also determine whether a quorum is present.

Revoking a Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy before the vote is taken at the meeting:

•	by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or Internet voting procedures described in the “How to Vote” section above;

•	by voting in person at the meeting; or

•	by filing a written revocation with our corporate secretary.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker or other organization holding your account. You may also vote in person at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares as described in the “How to Vote” section above.

Your attendance at the Annual Meeting will not automatically revoke your proxy.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means.

Voting Results

We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF CLASS I DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, for a three-year term. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until their resignation or removal or their successors are duly elected and qualified. In accordance with our certificate of incorporation and bylaws, our directors may fill existing vacancies on the board of directors by appointment. The members of the classes are divided as follows:

•	the class I directors are Ram Sasisekharan, Robert I. Tepper, Christopher D.T. Guiffre and Susan L. Kelley, and their term expires at the Annual Meeting;

•	the class II directors are Alan L. Crane, Steven E. Hall and David R. Parkinson, and their term will expire at the annual meeting of stockholders to be held in 2016; and

•	the class III directors are Paul A. Friedman, William T. McKee and William H. Rastetter, and their term will expire at the annual meeting of stockholders to be held in 2017.

Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our certificate of incorporation and bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated Christopher D.T. Guiffre and Susan L. Kelley for re-election as class I directors at the Annual Meeting. Each director that is elected at the Annual Meeting will be elected to serve for a three-year term that will expire at our annual meeting of stockholders in 2018. Drs. Sasisekharan and Tepper have indicated that they will not stand for re-election at the Annual Meeting, and their service as directors will end at the Annual Meeting. Our board of directors has resolved to decrease the size of our board from ten to eight directors following the Annual Meeting.

If no contrary indication is made, proxies in the accompanying form are to be voted for Mr. Guiffre and Dr. Kelley or, in the event that any of these candidates is not a candidate or is unable to serve as a director at the time of election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election to the Board of Directors

For a Three-Year Term Expiring at the

2018 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Cerulean Pharma Inc.
Christopher D.T. Guiffre, J.D.	46	President, Chief Executive Officer and Director
Susan L. Kelley, M.D.	60	Director

Christopher D. T. Guiffre, J.D. has served as our President, Chief Executive Officer and a member of our board of directors since March 2015. He previously served as our Chief Operating Officer from October 2014 to March 2015 and prior to that as our Senior Vice President and Chief Business Officer. Prior to that, Mr. Guiffre held a number of senior executive positions at various biopharmaceutical companies, including President and Chief Executive Officer of Alvos Therapeutics, Inc., Chief Business Officer at Hydra Biosciences, Inc. and a senior executive at Cubist Pharmaceuticals, Inc., most recently as Senior Vice President, General Counsel and Secretary. Mr. Guiffre has also held several positions at Renaissance Worldwide, Inc., including Vice President, General Counsel and Clerk. Prior to that, he was an Associate at Bingham, Dana & Gould LLP (now part of Morgan Lewis & Bockius LLP). Mr. Guiffre received a B.S. from Babson College, a J.D. from Boston College Law School, and an M.B.A. from Boston College Carroll School of Management. On March 20, 2015, our board of directors, upon the recommendation of the nominating and corporate governance committee, appointed Mr. Guiffre as a member of our board of directors in connection with his appointment as our President and Chief Executive Officer. We believe that Mr. Guiffre is qualified to serve on our board of directors because of his service as our Chief Business Officer, Chief Operating Officer and President and Chief Executive Officer, as well as his extensive knowledge of our company and industry.

Susan L. Kelley, M.D. has served as our director since October 2014. Dr. Kelley has been developing drugs in oncology and immunology for over 25 years. She was previously Chief Medical Officer of the Multiple Myeloma Research Consortium and its sister organization, the Multiple Myeloma Research Foundation. Dr. Kelley has held positions of increasing responsibility at Bayer Healthcare Pharmaceuticals and Bayer-Schering Pharma, including Vice President, Global Clinical Development and Therapeutic Area Head—Oncology, where she led the Bayer team responsible for the development and worldwide regulatory approval of Nexavar® (sorafenib), including a renal cell carcinoma indication. She also held positions of increasing responsibility at Bristol-Myers Squibb in Oncology and Immunology drug development. She was a Fellow in Medical Oncology and Clinical Fellow in Medicine at Dana-Farber Cancer Institute, Harvard Medical School, and a Fellow in Medical Oncology and Pharmacology at Yale University School of Medicine, where she also served as a Clinical Assistant Professor of Medicine. Dr. Kelley currently serves as a member of the boards of directors of public oncology-focused biotechnology companies ArQule, Inc. and Alchemia, Pty Ltd. Dr. Kelley received her M.D. from Duke University School of Medicine. On October 3, 2014, our board of directors, upon the recommendation of the nominating and corporate governance committee, appointed Dr. Kelley as a member of our board of directors to fill a newly created class I director vacancy. We believe that Dr. Kelley is qualified to serve on our board of directors due to her experience in life sciences and clinical development and her experience as a director of other life sciences companies.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF CHRISTOPHER D.T. GUIFFRE AND SUSAN L. KELLEY.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2016 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Cerulean Pharma Inc.
Alan L. Crane	51	Director
Steven E. Hall, Ph.D.	60	Director
David R. Parkinson, M.D.	64	Director

Alan L. Crane is one of our co-founders and has served as a director since 2006. Mr. Crane served as our Chairman from 2009 to 2014. From our founding until 2009, Mr. Crane served as Cerulean’s Chief Executive Officer. Currently, he is a partner and entrepreneur at Polaris Partners and previously served as a Venture Partner at Polaris. Mr. Crane has also served as President and Chief Executive Officer of Momenta Pharmaceuticals, Inc. Prior to this, he was Senior Vice President of Global Corporate Development at Millennium Pharmaceuticals, Inc. Mr. Crane serves on the boards of public life sciences company T2 Biosystems, Inc., and private life sciences companies Visterra, Inc., Seventh Sense Biosystems, Inc., Navitor Pharmaceuticals, Inc., XTuit Pharmaceuticals, Inc., Arsia Therapeutics, LLC and Vaccinex, Inc. Previously, he served on the boards of Sirtris Pharmaceuticals, Inc. (acquired by GlaxoSmithKline), Adnexus Therapeutics, Inc. (acquired by Bristol Myers Squibb), Ocular Therapeutix, Inc. and Hydra Biosciences. Mr. Crane received his B.A., M.A. and M.B.A. from Harvard University. We believe that Mr. Crane is qualified to serve on our board of directors due to his role in our founding, his institutional knowledge as a result of his continuous service on our board since 2006, and his significant experience as an investor in, and executive and director of, life sciences companies.

Steven E. Hall, Ph.D. has served as a director since 2010. Dr. Hall serves as a general partner at Lilly Ventures, the venture capital arm of Eli Lilly and Company and serves as President and Chief Executive Officer at privately held Esanex, Inc. Prior to joining Lilly Ventures, Dr. Hall was Senior Vice President, Research and Development, at Serenex, Inc., a biotechnology company (acquired by Pfizer), where he was also a co-founder. Dr. Hall has held multiple research management positions at companies including Eli Lilly, Sphinx Inc, and Bristol-Myers Squibb. Dr. Hall is the author of more than 40 papers and 60 patents. Dr. Hall currently sits on the boards of privately held life sciences companies FORMA Therapeutics, Inc., Esanex, Inc., Nimbus Discovery, LLC, Lysosomal Therapeutics, Inc., Numerate, Inc. and Hydra Biosciences, Inc. Dr. Hall received his B.S. from Central Michigan University and his Ph.D. from Massachusetts Institute of Technology. We believe that Dr. Hall is qualified to serve on our board of directors due to his broad experience in the life sciences industry as a venture capitalist, director and senior executive and his research knowledge.

David R. Parkinson, M.D. has served as a director since October 2014. Dr. Parkinson is a venture partner at New Enterprise Associates. Dr. Parkinson previously served as President and Chief Executive Officer of Nodality, a San Francisco-based biotechnology company. Prior to that, Dr. Parkinson was Senior Vice President of Oncology Research and Development at Biogen Idec, Vice President of Oncology Development at Amgen and Vice President of Global Clinical Oncology Development at Novartis. Dr. Parkinson also worked at the National Cancer Institute, serving as Chief of the Investigational Drug Branch and as acting Associate Director of the Cancer Therapy Evaluation Program. He has also held academic positions at the M.D. Anderson Cancer Center, University of Texas and New England Medical Center at Tufts University School of Medicine. Dr. Parkinson is a past Chairman of the Food & Drug Administration Biologics Advisory Committee and is a recipient of the FDA’s Cody Medal. He is a past President of the International Society of Biological Therapy, and past editor of the Journal of Immunotherapy. He has served a term on the FDA’s Science Board, on the board of directors of the American Association of Cancer Research and on the National Cancer Policy Forum of the Institute of Medicine. Dr. Parkinson received his M.D. as gold medalist from the University of Toronto Faculty of Medicine, with internal medicine and hematology/oncology training in Montreal at McGill University and in Boston at New England Medical Center. We believe that Dr. Parkinson is qualified to serve on our board of directors due to his experience in life sciences and his knowledge of regulatory issues related to drug development.

Term Expiring at the 2017 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Cerulean Pharma Inc.
Paul A. Friedman, M.D.	72	Executive Chairman of the Board
William T. McKee	53	Director
William H. Rastetter, Ph.D.	67	Lead Independent Director

Paul A. Friedman, M.D. has served as our Executive Chairman since October 2014 and as a director since January 2014. Previously, he was Chief Executive Officer of Incyte Corporation, a public biotechnology company, where he also served as President. Prior to that, Dr. Friedman was President of DuPont Pharmaceuticals Research Laboratories, a wholly owned subsidiary of DuPont Pharmaceuticals Company (formerly The DuPont Merck Pharmaceutical Company), President of Research and Development of The DuPont Merck Pharmaceutical Company, and Senior Vice President at Merck Research Laboratories. Prior to his work at Merck and DuPont, Dr. Friedman was an Associate Professor of Medicine and Pharmacology at Harvard Medical School. Dr. Friedman is a Diplomate of the American Board of Internal Medicine and a Member of the American

Society of Clinical Investigation. Dr. Friedman is a director of Incyte, public biopharmaceutical company Synta Pharmaceuticals Corp. and private biopharmaceutical company Gliknik, Inc. Dr. Friedman was a director of Bausch & Lomb Incorporated, Sirtris Pharmaceuticals, Inc. and Auxilium Pharmaceuticals, Inc., until the acquisition of each of these companies. Dr. Friedman received his A.B. from Princeton University and his M.D. from Harvard Medical School. We believe that Dr. Friedman is qualified to serve on our board of directors due to his management, research and development experience and his experience serving on the boards of life sciences companies.

William T. McKee has served as a director since January 2014. Mr. McKee served as Chief Operating Officer and Chief Financial Officer at EKR Therapeutics, Inc., a private specialty pharmaceutical company until EKR was sold to Cornerstone Therapeutics Inc. in 2012. Prior to that, Mr. McKee served as the Executive Vice President and Chief Financial Officer of Barr Pharmaceuticals, LLC, a subsidiary of Teva Pharmaceutical Industries Limited, a generic pharmaceutical company, and the successor entity to Barr Pharmaceuticals, Inc., a public specialty pharmaceutical company, which was acquired by Teva. Mr. McKee was also Executive Vice President and Chief Financial Officer of Barr prior to its acquisition by Teva, after having served in positions of increasing responsibility at Barr until its acquisition. Prior to joining Barr, Mr. McKee served as Director of International Operations and Vice President-Finance at Absolute Entertainment, Inc., a private developer and marketer of entertainment software. Mr. McKee previously worked at Gramkow & Carnevale, CPAs, an accounting firm, and also worked at Deloitte & Touche. Mr. McKee serves on the board of directors of Agile Therapeutics, Inc., a public specialty biopharmaceutical company, and previously served on the board of Auxilium Pharmaceuticals, Inc. until its acquisition. Mr. McKee received his B.B.A. from the University of Notre Dame. We believe that Mr. McKee is qualified to serve on our board of directors due to his financial and leadership experience as a chief financial officer and a certified public accountant.

William H. Rastetter, Ph.D. has served as a director since January 2014 and as our lead independent director since April 2014. He is a Co-Founder of Receptos, Inc., a biopharmaceutical company, where he serves as Director and Chairman of the Board, and previously held the role of Acting Chief Executive Officer. Dr. Rastetter served as a Partner at the venture capital firm of Venrock Associates. Prior to his tenure with Venrock, Dr. Rastetter was Executive Chairman of Biogen Idec, from the merger of the two companies (Biogen and Idec Pharmaceuticals). He joined Idec Pharmaceuticals as Chairman and Chief Executive Officer. Prior to Idec, he was Director of Corporate Ventures at Genentech, Inc. and served as well in a scientific capacity at Genentech. Dr. Rastetter also serves as the Chairman of public life sciences companies Illumina, Inc., Neurocrine Biosciences, Inc., Fate Therapeutics Inc. and Receptos, Inc. and as a director of Regulus Therapeutics, Inc. Dr. Rastetter has held various faculty positions at the Massachusetts Institute of Technology and Harvard University and is an Alfred P. Sloan Fellow. Dr. Rastetter holds a B.S. from the Massachusetts Institute of Technology and received his M.A. and Ph.D. from Harvard University. We believe Dr. Rastetter is qualified to serve on our board of directors due to his extensive experience in the biotechnology industry, his broad leadership experience with several public and private biotechnology companies, and his experience with financial matters.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. We have adopted a code of business conduct and ethics, which applies to all of our officers, directors and employees, and corporate governance guidelines and charters for our audit committee, our compensation committee, our nominating and governance committee and our clinical advisory committee. We have posted copies of our code of business conduct and ethics and corporate governance guidelines, as well as each of our committee charters, on the “Corporate Governance” page of the “Investors” section of our website, www.ceruleanrx.com, which you can access free of charge. Information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We intend to disclose on our website any amendments to, or waivers from, our code of business conduct and ethics that are required to be disclosed by law or NASDAQ listing standards. We will also provide copies of these documents as well as our other corporate governance documents, free of charge, to any stockholder upon written request to Cerulean Pharma Inc., 840 Memorial Drive, 5th Floor, Cambridge, MA 02139.

Director Independence

Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent, that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members also satisfy heightened independence requirements contained in the NASDAQ Listing Rules as well as Rule 10C-1 under the Exchange Act.

Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

When determining the independence of the members of our compensation committee under the heightened independence requirements contained in the NASDAQ Listing Rules and Rule 10C-1, our board of directors is required to consider all factors specifically relevant to determining whether a director has a relationship with us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of that director, including any consulting, advisory or other compensatory fee paid by us to that director; and (2) whether that director is affiliated with our company, a subsidiary of our company or an affiliate of a subsidiary of our company.

Our board of directors has reviewed the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Messrs. Guiffre and Crane, is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Our board of directors also determined that the members of our audit committee, Drs. Hall and Rastetter and Mr. McKee, and the members of our compensation committee, Drs. Tepper, Hall and Parkinson, satisfy the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure—Executive Chairman and Lead Independent Director

Our board of directors has appointed Dr. Friedman, an independent director, as Executive Chairman. Dr. Friedman possesses an in-depth knowledge of our issues, opportunities and challenges, and we believe he is the person best positioned to ensure our board of directors’ time and attention is focused on the most critical matters.

Our board of directors has appointed Dr. Rastetter to serve as our lead independent director. As lead independent director, Dr. Rastetter presides over periodic meetings of our independent directors, serves as a liaison between our Chief Executive Officer and Executive Chairman, on the one hand, and our other independent directors, on the other hand, and performs such additional duties as our board of directors may otherwise delegate.

The Board’s Role in Risk Oversight

Our board of directors has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, the potential impact of these risks on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management and loss prevention. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.

Board of Directors Meetings

Our board of directors met ten times during our fiscal year 2014, including telephonic meetings. During the year, each of our directors attended 75% or more of the total number of meetings of the board of directors held during the period for which such director served and meetings held by all committees of the board during the period for which such director served, except for Dr. Sasisekharan who attended 70% of the applicable meetings and Dr. Tepper who attended 62.5% of the applicable meetings.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. We did not hold an annual meeting of stockholders during the time that we were a public company in 2014.

Committees of the Board of Directors

Our board has established four standing committees—audit, compensation, nominating and corporate governance and clinical advisory—each of which operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are posted on the “Corporate Governance” page of the “Investors” section of our website, www.ceruleanrx.com.

Our board has determined that all of the members of our audit committee, the compensation committee and the nominating and corporate governance committee satisfy the independence standards for such committees established by the SEC and the NASDAQ listing rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Audit Committee

The members of our audit committee are Mr. McKee and Drs. Hall and Rastetter. Mr. McKee chairs the audit committee. Our audit committee met ten times during 2014. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt, retention and treatment of accounting related complaints and concerns;

•	meeting independently with our registered public accounting firm and management;

•	reviewing and approving or ratifying our policies and procedures for related person transactions and review and approve or ratify all related person transactions; and

•	preparing the audit committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

We believe that the composition of our audit committee meets the requirements for independence under current NASDAQ listing standards and SEC rules and regulations. Our board of directors has determined that Mr. McKee is an “audit committee financial expert” as defined by applicable SEC rules and NASDAQ listing standards.

Compensation Committee

The members of our compensation committee are Drs. Tepper, Hall and Parkinson. Dr. Tepper chairs the compensation committee. Dr. Tepper’s service as chair and a member of our compensation committee will end at the Annual Meeting. Our board of directors has appointed Dr. Friedman to serve as a member of the compensation committee and Dr. Hall to serve as the chair of the compensation committee, in each case effective immediately following the Annual Meeting. Our compensation committee met eight times in 2014. The compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” if and to the extent then required by SEC rules; and

•	preparing the annual compensation committee report if and to the extent then required by SEC rules.

We believe that the composition of our compensation committee meets the requirements for independence under current NASDAQ listing standards and SEC rules and regulations. Our board of directors has determined that Drs. Tepper, Hall, Parkinson and Friedman are independent as independence is currently defined in applicable SEC rules and NASDAQ listing standards.

Pursuant to its charter, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive officer and director compensation. The compensation committee engaged an independent consultant, Arnosti Consulting, Inc. as a compensation consultant in 2014. Arnosti assisted the committee in conducting a competitive compensation assessment for our executive officers for the fiscal year ended December 31, 2014. In evaluating the total compensation of our executive officers, the compensation committee, with the assistance of Arnosti established a peer group of publicly traded companies in the biopharmaceutical industry that was selected based on comparable market capitalization, number of employees, maturity of product development pipeline and area of therapeutic focus. Our compensation committee plans to retain a consultant to provide similar information and advice in future years for consideration in establishing annual salary increases and additional equity grants. We do not believe the retention of, and the work performed by, our consultant creates any conflict of interest.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Dr. Rastetter and Mr. McKee. Dr. Rastetter chairs the nominating and corporate governance committee. Our nominating and corporate governance committee met five times during 2014. The nominating and corporate governance committee’s responsibilities include:

•	recommending to our board the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	developing and recommending to the board corporate governance guidelines; and

•	overseeing an annual evaluation of the board.

We believe that the composition of our nominating and corporate governance committee meets the requirements for independence under current NASDAQ listing standards and SEC rules and regulations. Our board of directors has determined that Dr. Rastetter and Mr. McKee are independent as independence is currently defined in applicable NASDAQ listing standards.

Clinical Advisory Committee

The members of our clinical advisory committee are Drs. Kelley, Parkinson and Friedman. Dr. Kelley chairs the committee. Our clinical advisory committee met two times in 2014. The clinical advisory committee’s responsibilities include:

•	review, evaluate, and advise the board and management regarding the long-term strategic goals and objectives and the quality and direction of our clinical programs and regulatory strategy;

•	monitor and evaluate regulatory trends and make strategic recommendations to the board regarding the same;

•	assist the board with its oversight responsibility for enterprise risk management in areas affecting our clinical programs and regulatory strategy; and

•	review such other topics as delegated to the committee from time to time by the board.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of the board of directors or compensation committee or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted on our website, www.ceruleanrx.com, a current copy of the code and all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code. Information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board of directors, and recommending the persons to be nominated for election as directors.

Director Qualifications

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. The nominating and corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

The nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape and adherence to high ethical standards. Certain individual skills and qualifications of our directors, which we believe contribute to the effectiveness of the board of directors as a whole, are described in the paragraph below.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape and adherence to high ethical standards. Certain individual skills and qualifications of our directors, which we believe contribute to the effectiveness of the board of directors as a whole, are described in the paragraph below.

The committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of our company and its stockholders. The committee further believes it is appropriate for at least one member of our board of directors to meet the criteria for an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC, and that a majority of the members of our board of directors be independent as required under the NASDAQ qualification standards. The committee believes it is appropriate for our chief executive officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed periodically by the nominating and corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service on our board of directors. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board of director service and who are willing to continue in service on our board of directors are considered for re-nomination. The nominating and corporate governance committee aims to balance the value of continuity of service on our board of directors of existing members of our board of directors with that of obtaining a new perspective or expertise from a new director.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee identifies a new nominee that meets the criteria described above. The nominating and corporate governance committee generally inquires of our board of directors and members of management for their recommendations. The nominating and corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input and assistance from industry experts, analysts or third party search firms. The nominating and corporate governance committee reviews the qualifications, experience and background of suggested candidates. Final candidates, if other than our current directors, would be interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our board of directors.

We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2016 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.” Such submissions must state the nominee’s name, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, as well as other information required by our bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Communications with Our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Cerulean Pharma Inc., 840 Memorial Drive, 5th Floor, Cambridge, MA 02139. All correspondence will be forwarded to the intended recipient(s), except that certain items that are unrelated to the duties and responsibilities of our board of directors (such as product inquiries and comments, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations and advertisements) and material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded.

Director Compensation

The following table sets forth information regarding compensation earned by our non-employee directors during fiscal year 2014.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)		Total ($)
Alan L. Crane	37,500	(2)	—	(3)	85,771
Paul A. Friedman, M.D.	51,693		300,450	(4)(5)	352,143
Steven E. Hall, Ph.D.	31,875		—		31,875
Susan L. Kelley, M.D.	9,273		33,850	(6)	43,123
William T. McKee	34,397		82,012	(5)	116,409
David Parkinson, M.D.	6,522		35,801	(7)	42,323
William H. Rastetter, Ph.D.	33,375		82,012	(5)	115,387
Ram Sasisekharan, Ph.D.	22,500		—		22,500
Robert I. Tepper, M.D.	30,000		—		30,000

(1)	The amount reported in the “Option Awards” column reflects the aggregate fair value computed as of the grant date of the options awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standard Codification, or ASC, Topic 718. See note 10 to our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on March 19, 2015 for assumptions underlying the valuation of equity awards. Including these options, as of December 31, 2014:

•	Mr. Crane held stock options to purchase 33,232 shares of common stock, which were vested with respect to 22,565 shares in the aggregate;

•	Dr. Friedman held stock options to purchase 113,786 shares of common stock, all of which were unvested;

•	Dr. Kelley held stock options to purchase 15,000 shares of common stock, all of which were unvested;

•	Mr. McKee held stock options to purchase 13,786 shares of common stock, all of which were unvested;

•	Dr. Parkinson held stock options to purchase 15,000 shares of common stock, all of which were unvested;

•	Dr. Rastetter held stock options to purchase 13,786 shares of common stock, all of which were unvested; and

•	Dr. Tepper held stock options to purchase 3,447 shares of common stock, all of which were fully vested.

(2)	Mr. Crane served as Chairman of our Board until Dr. Friedman’s appointment as Executive Chairman in October 2014.
(3)	In 2013, we granted an option to Mr. Crane in recognition of his services to us other than in his role as a director. In July 2014, this option was modified to reduce the number of shares to a total of 16,000 shares and to modify the vesting to time-based vesting beginning in March 2013 through March 2016. The amount of the incremental fair value of the amended option, computed in accordance with FASB ASC Topic 718, was $213.
(4)	In October 2014, in connection with his appointment as Executive Chairman, we granted Dr. Friedman option to purchase 100,000 shares with an exercise price of $4.36 per share. The option will fully vest on the first anniversary of the grant date. Dr. Friedman also receives an annual cash retainer of $155,000 for his service as our Executive Chairman.
(5)	In January 2014, in connection with their election to our board, we granted each of Dr. Friedman, Mr. McKee and Dr. Rastetter an option to purchase 13,786 shares of our common stock. The options each have an exercise price of $10.59 and vest in three equal annual installments beginning on the first anniversary of such director’s election.
(6)	In October 2014, in connection with her election to our board, we granted Dr. Kelley an option to purchase 15,000 shares of our common stock with an exercise price of $4.74 per share. The option vests in three equal annual installments beginning on the first anniversary of Dr. Kelley’s election.
(7)	In October 2014, in connection with his election to our board, we granted Dr. Parkinson an option to purchase 15,000 shares of our common stock with an exercise price of $4.36 per share. The option vests in three equal annual installments beginning on the first anniversary of Dr. Parkinson’s election.

Mr. Guiffre, one of our directors, who also serves as our President and Chief Executive Officer, does not receive any additional compensation for his service as a director. The compensation that we pay to our President and Chief Executive Officer is discussed in the “Executive Compensation” section of this proxy statement.

Prior to his resignation in October 2014, Dr. Fetzer, one of our directors who also served as our President and Chief Executive Officer, did not receive any additional compensation for his service as a director.

Director compensation policy

Our board has established the following compensation policy for non-employee directors, which became effective upon the closing of our initial public offering, or IPO:

•	each non-employee director will receive, on an annual basis, a cash retainer of $30,000;

•	each non-employee director who has then served on our board of directors for at least six months will receive, on the date of the first board meeting held after each year’s annual meeting of stockholders, an option to purchase 8,000 shares of our common stock, which shall vest in full on the earlier of the first anniversary of the date of grant or immediately prior to the first annual meeting of stockholders occurring after the date of grant;

•	the Executive Chairman of our board of directors will receive an additional cash retainer of $155,000;

•	if a director is appointed Chairman of our board of directors, he or she will receive an additional cash retainer of $30,000;

•	each non-employee director who serves on the audit committee will receive a cash retainer of $7,500 per year ($15,000 for the chair);

•	each non-employee director who serves on the compensation committee will receive a cash retainer of $5,000 per year ($10,000 for the chair);

•	each non-employee director who serves on the clinical advisory committee will receive a cash retainer of $7,500 per year ($15,000 for the chair)

•	each non-employee director who serves on the nominating and corporate governance committee will receive a cash retainer of $3,500 ($7,000 for the chair); and

•	each non-employee director elected to the board following the closing of our IPO will receive a one-time award of an option to purchase 15,000 shares of our common stock, which option shall vest in three equal annual installments.

In addition, we will continue to reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending board of director and committee meetings.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of May 1, 2015:

Name	Age	Position(s)
Christopher D.T. Guiffre, J.D.	46	President and Chief Executive Officer, Director
Edward G. Garmey, M.D.	47	Chief Medical Officer and Senior Vice President
Karen L. Roberts	58	Senior Vice President, Finance and Administration

The biography of Mr. Guiffre can be found under “Proposal No. 1: Election of Class I Directors.”

Edward G. Garmey, M.D. has served as our Chief Medical Officer and Senior Vice President since 2011. Prior to joining Cerulean, Dr. Garmey held a variety of positions at ArQule, Inc., a clinical-stage biotechnology company, including as Vice President for Clinical Development and as Clinical Development Liaison. Dr. Garmey previously served as Medical Director at GPC Biotech, a German biopharmaceutical company and now a subsidiary of Agennix AG, where he helped oversee global clinical development studies. Dr. Garmey received his A.B. from Harvard University and his M.D. from New York University. He is a member of the Scientific Advisory Board for the Harvard-MIT Broad Institute’s Cancer Vaccine Initiative, and he serves on the Board of Visitors of Hearth, a Boston-based non-profit organization dedicated to the elimination of homelessness among the elderly.

Karen L. Roberts has served as our Senior Vice President, Finance and Administration since 2010. Prior to joining Cerulean, Ms. Roberts served as Vice President, Finance and Administration of Elixir Pharmaceuticals, Inc., a biopharmaceutical company where she was the senior financial executive responsible for all aspects of finance, accounting and administration. Ms. Roberts previously served in a number of roles, including Corporate Controller and Chief Accounting Officer and Vice President, Finance, at Frontline Group, Inc., a provider of business performance improvement services and products. Prior to that, Ms. Roberts served as Director of Finance at Dyax Corp., a biotechnology company, and as Corporate Controller and Director, Financial Administration at T Cell Sciences, Inc., a biopharmaceutical company. Ms. Roberts received her B.S. from Salem State College.

EXECUTIVE COMPENSATION

This section describes the material elements of our executive compensation for our “named executive officers” and the most important factors relevant to an analysis of these policies and practices. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers named in the “Summary Compensation Table” below, or our “named executive officers,” and is intended to place in perspective the data presented in the following tables and the corresponding narrative. Our “named executive officers” for 2014 are Christopher D.T. Guiffre, our President and Chief Executive Officer, Edward G. Garmey, our Chief Medical Officer and Senior Vice President, Karen L. Roberts, our Senior Vice President, Finance and Administration, and Oliver S. Fetzer, our former President and Chief Executive Officer.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers during our fiscal years ended December 31, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Christopher D.T. Guiffre, J.D.	2014	317,128	115,500	387,336	11,168	(4)	831,132
President and Chief Executive Officer(3)	2013	295,000	73,750	—	10,968	(5)	379,718

Edward G. Garmey, M.D.	2014	309,000	98,880	243,390	11,168	(4)	662,438
Chief Medical Officer and Senior Vice President	2013	303,000	75,750	—	10,968	(5)	389,718

Karen L. Roberts	2014	242,000	59,895	260,782	11,168	(4)	573,845
Senior Vice President, Finance and Administration	2013	230,000	57,500	—	10,968	(5)	298,468

Oliver S. Fetzer, Ph.D.	2014	324,438	—	1,094,705	14,785	(6)	1,433,928
Former President and Chief Executive Officer	2013	352,000	176,000	146,088	10,968	(5)	685,056

(1)	The 2014 amount reflects the discretionary bonus earned in 2014 and paid in March 2015, and the 2013 amount reflects the discretionary bonus earned in 2013 and paid in March 2014. Due to his resignation effective October 29, 2014, Dr. Fetzer will not be paid any bonus for 2014.
(2)	The amounts reported in the “Option Awards” column reflect the aggregate fair value computed as of the grant date of the options awarded during the year computed in accordance with the provisions of FASB ASC Topic 718. See note 10 to our consolidated financial statements appearing in our Annual Report on Form 10-K filed with the SEC on March 19, 2015 for assumptions underlying the valuation of equity awards.
(3)	Mr. Guiffre served as our Senior Vice President and Chief Business Officer through October 28, 2014, was named Chief Operating Officer on October 29, 2014 and President and Chief Executive Officer on March 20, 2015.
(4)	Consists of $10,400 that we matched pursuant to our 401(k) plan and $768 in life insurance premiums.
(5)	Consists of $10,200 that we matched pursuant to our 401(k) plan and $768 in life insurance premiums.
(6)	Consists of $10,400 that we matched pursuant to our 401(k) plan, $640 in life insurance premiums and $3,745 accrued vacation paid at termination.

Narrative to summary compensation table

Base salary. In 2014, we paid base salaries of $317,128 to Mr. Guiffre, $309,000 to Dr. Garmey, $242,000 to Ms. Roberts and $324,438 to Dr. Fetzer. We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all of our employees, including our named executive officers. None of our named executive officers are party to an employment agreement, or other agreement or arrangement that provides for automatic or scheduled increases in base salary. In June 2014, our board of directors, upon the recommendation of our compensation committee, approved a 2014 base salary of $425,000 for Dr. Fetzer. In October 2014, our board of directors promoted Mr. Guiffre to Chief Operating Officer and approved a 2014 base salary of $350,000 for Mr. Guiffre. In February 2015, our compensation committee approved 2015 base salaries of $364,000 for Mr. Guiffre, $321,360 for Dr. Garmey and $281,680 for Ms. Roberts. In March 2015, our board of directors promoted Mr. Guiffre to President and Chief Executive Officer and increased Mr. Guiffre’s 2015 base salary to $435,000.

Annual cash bonus. Our board of directors may, in its discretion, award cash bonuses to our named executive officers from time to time. We typically establish annual cash bonus targets based on a set of specified corporate goals for our named executive officers and conduct an annual performance review to determine the attainment of such goals. Our management may propose cash bonus awards to the compensation committee of the board of directors or the board of directors primarily based on such review process. Our compensation committee makes the final determination of the eligibility requirements for and the amount of the cash bonus awards paid to our executive officers other than our Chief Executive Officer, and our board of directors makes the final determination of the eligibility requirements for and the amount of the cash bonus awards paid to our Chief Executive Officer. With respect to 2014, we awarded cash bonuses, paid in March 2015, of $115,500 to Mr. Guiffre, $98,880 to Dr. Garmey and $59,895 for Ms. Roberts, such amounts representing 83%, 80% and 83% of bonus targets for Mr. Guiffre, Dr. Garmey and Ms. Roberts, respectively. In each case, such bonuses are based on the combination of each of Mr. Guiffre’s, Dr. Garmey’s and Ms. Roberts’ achievement of individual goals (25% of such bonus) and our attainment of corporate goals (75% of such bonus). Due to his resignation effective October 29, 2014, Dr. Fetzer was not awarded a cash bonus for fiscal year 2014.

Equity incentives. Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, our compensation committee and board of directors periodically review the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options. Prior to our IPO, which was completed in April 2014, our executive officers were eligible to participate in our 2007 stock incentive plan, as amended, or the 2007 Plan. Following the closing of our IPO, our employees and executive officers became eligible to receive stock options and other stock-based awards pursuant to the 2014 stock incentive plan, or our 2014 Plan.

We use stock options to compensate our executive officers in the form of initial grants in connection with the commencement of employment and also at various times, often but not necessarily annually, if we have performed as expected or better than expected. Prior to our IPO, the award of stock options to our executive officers, other than our Chief Executive Officer, was made by our board of directors or compensation committee, and the award of stock options to our Chief Executive Officer was made by our board of directors. We have granted stock options to our executive officers with both time-based and performance-based vesting. Upon initiation of employment, the options that we have granted to our executive officers and other employees with time-based vesting typically become exercisable as to 25% of the shares underlying the option on the first anniversary of the grant date, and as to an additional 1/48th of the shares underlying the option monthly thereafter. Beginning in 2014, following our IPO, options that we grant to existing executive officers and other employees with time-based vesting typically vest ratably over 48 months from the vesting commencement date. Upon termination of employment following a change of control event, subject to conditions set forth in the applicable employment agreement, the executive officer’s remaining time-based options will become fully and immediately vested. None of our executive officers is currently party to an employment agreement that provides for automatic award of stock options. The options that we have granted to date to our executive officers with performance-based vesting become exercisable upon the occurrence of specified business transactions or other specified milestones. Exercise rights cease shortly after termination of employment except in the case of death or disability and vesting ceases immediately upon termination, except as noted above. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents.

We have historically granted stock options with exercise prices that are equal to the fair market value of our common stock on the date of grant as determined by our board of directors, based on a number of objective and subjective factors. Following our IPO, the exercise prices of all stock options granted are equal to the fair market value of shares of our common stock on the date of grant, which is determined by reference to the closing market price of our common stock on the NASDAQ Global Market on the date of grant.

In February 2015, our compensation committee granted an option to purchase 75,000 shares of our common stock to Mr. Guiffre, an option to purchase 43,000 shares of our common stock to Dr. Garmey and an option to purchase 43,000 shares of our common stock to Ms. Roberts. These options have an exercise price of $8.16 per share and vest monthly as to 1/48th of the shares underlying the option over four years following the grant date. In March 2015, in connection with Mr. Guiffre’s promotion to President and Chief Executive Officer, our compensation committee granted to Mr. Guiffre an option to purchase 407,520 shares of our common stock. This option will vest monthly as to 1/48th of the shares underlying the option over four years following the date of his promotion and has an exercise price of $9.84, which was equal to the closing market price of our common stock on the NASDAQ Global Market on the date of grant.

2014 Outstanding Option Awards at Fiscal-Year End

The following table sets forth information concerning outstanding option awards for each of our named executive officers at December 31, 2014:

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Christopher D.T. Guiffre, J.D.	39,203	14,562	(1)	3.77	1/24/2022
	—	51,698	(2)	3.77	1/24/2022
	4,616	4,620	(3)	3.92	12/18/2022
	—	9,236	(4)	3.92	12/18/2022
	4,478	13,444	(3)	10.59	1/9/2024
	7,335	42,965	(5)	5.73	6/23/2024
	3,143	47,157	(6)	4.36	10/28/2024

Edward G. Garmey, M.D.	23,982	3,590	(7)	3.34	6/8/2021
	14,475	4,826	(8)	3.77	1/24/2022
	6,314	6,314	(3)	3.92	12/18/2022
	3,446	10,340	(9)	10.59	1/9/2024
	7,335	42,965	(5)	5.73	6/23/2024

Karen L. Roberts	9,650	—		3.34	3/3/2020
	10,560	—		3.34	1/27/2021
	10,339	3,447	(8)	3.77	1/24/2022
	7,346	7,347	(3)	3.92	12/18/2022
	3,446	10,340	(9)	10.59	1/9/2024
	5,570	32,630	(5)	5.73	6/23/2024
	2,931	17,169	(5)	4.98	7/16/2024

Oliver S. Fetzer, Ph.D.	95,981	—		5.95	9/30/2015
	25,546	—		3.34	9/30/2015
	93,949	8,265	(10)	3.34	9/30/2015
	31,750	14,433	(10)	3.77	9/30/2015
	14,669	2,098	(10)	3.92	9/30/2015
	—	126,309	(10)	3.92	9/30/2015
	24,166	265,834	(10)	5.73	9/30/2015
	5,169	13,280	(10)	10.59	9/30/2015
	—	9,123	(10)	10.59	9/30/2015

(1)	The unvested shares underlying this option are scheduled to vest in approximately equal monthly installments through January 17, 2016.
(2)	This option vests as follows: (i) 27,572 of the underlying shares shall vest in 24 approximately equal monthly installments, commencing upon the closing of a transformative business development transaction, as determined by our board of directors and (ii) the remaining 24,126 shares shall vest upon the occurrence of a change in control event meeting certain objective criteria.
(3)	The unvested shares underlying this option are scheduled to vest in approximately equal monthly installments through December 31, 2016.
(4)	This option vests as follows: (i) 4,988 of the underlying shares shall vest in 24 approximately equal monthly installments, commencing upon the closing of a transformative business development transaction, as determined by our board of directors and (ii) the remaining 4,248 shares shall vest upon the occurrence of a change in control event meeting certain objective criteria.
(5)	The unvested shares underlying this option are scheduled to vest in approximately equal monthly installments through May 31, 2018.

(6)	The unvested shares underlying this option are scheduled to vest in approximately equal monthly installments through September 30, 2018.
(7)	The unvested shares underlying this option are scheduled to vest in approximately equal monthly installments through May 2, 2015.
(8)	The unvested shares underlying this option are scheduled to vest in approximately equal monthly installments through December 31, 2015.
(9)	The unvested shares underlying this option are scheduled to vest in approximately equal monthly installments through December 31, 2017.
(10)	Pursuant to the terms of the separation agreement we entered into with Dr. Fetzer on October 29, 2014 and amended on March 3, 2015, the unvested shares underlying this option will not vest. Any unexercised vested shares and the unvested shares will expire on September 30, 2015.

Employment Agreements

In July 2014, we entered into an employment agreement with Mr. Guiffre in connection with his continuation of employment with us. In March 2015, in connection with Mr. Guiffre’s promotion to President and Chief Executive Officer, we entered into an amended employment agreement with him containing the following terms. Mr. Guiffre is employed at will, and either we or Mr. Guiffre may terminate the employment relationship for any reason, at any time, with or without notice.

Mr. Guiffre is eligible to receive a performance-based annual cash bonus, which is based upon quantitative and qualitative performance objectives that will be mutually agreed between our board of directors and Mr. Guiffre and which will be determined by our board of directors in its sole discretion. The target annual bonus for the applicable fiscal year is 50% of base salary.

If we terminate Mr. Guiffre’s employment without cause or if Mr. Guiffre terminates his employment with us for good reason (as defined in Mr. Guiffre’s employment agreement), other than in connection with a change of control (as defined in Mr. Guiffre’s employment agreement), upon execution and effectiveness of a release of claims, we are obligated to pay Mr. Guiffre (a) an amount equal to his base salary for twelve (12) months, and (b) the amount of any bonus for the prior year that was approved but not yet paid to Mr. Guiffre at the time of termination. We must also continue to provide Mr. Guiffre and certain of his dependents with group health insurance for a period of twelve (12) months following such termination.

If we terminate Mr. Guiffre’s employment without cause or if Mr. Guiffre terminates employment with us for good reason, following a change of control, upon execution and effectiveness of a release of claims, we are obligated to pay Mr. Guiffre (a) an amount equal to his base salary for eighteen (18) months, payable in a lump sum payment, and (b) an amount equal to 1.5 times the higher of Mr. Guiffre’s target performance-based annual bonus or the last annual bonus paid to Mr. Guiffre. We must also continue to provide Mr. Guiffre and certain of his dependents with group health insurance for the duration of the severance period and to accelerate in full the vesting of any outstanding equity awards that are subject to time-based vesting.

Agreements with Dr. Garmey and Ms. Roberts

In July 2014, we entered into employment agreements with each of Dr. Garmey and Ms. Roberts in connection with their continuation of their employment with us. These agreements provide that each of Dr. Garmey and Ms. Roberts are employed at will, and either we or each of Dr. Garmey and Ms. Roberts may terminate the employment relationship for any reason, at any time, with or without notice.

Pursuant to such agreements, Dr. Garmey and Ms. Roberts are eligible to receive a performance-based annual cash bonus, which is based upon quantitative and qualitative performance objectives that will be mutually agreed between our board of directors and Dr. Garmey and Ms. Roberts and which will be determined by our board of directors in its sole discretion. The target annual bonus for the applicable fiscal year is 40% of base salary for Dr. Garmey and 30% of base salary for Ms. Roberts.

If we terminate employment with Dr. Garmey or Ms. Roberts without cause or if Dr. Garmey or Ms. Roberts terminates employment with us for good reason (as defined in his or her employment agreement), in each case, excluding following a change of control (as defined in his or her employment agreement), upon execution and effectiveness of a release of claims, we are obligated to pay such individual (a) an amount equal to his or her base salary for six (6) months, payable in six (6) substantially equal monthly installments, and (b) the amount of any bonus for the prior year that was approved but not yet paid to such individual at the time of termination. We must also continue to provide such individual and certain of his or her dependents with group health insurance for a period of six (6) months following such termination.

If we terminate employment with Dr. Garmey or Ms. Roberts without cause or if Dr. Garmey or Ms. Roberts terminates employment with us for good reason, following a change of control, upon execution and effectiveness of a release of claims, we are obligated to pay such individual (a) an amount equal to his or her base salary for six (6) months, plus one (1) additional month for each year of service by such individual with us, up to a maximum of nine (9) months, payable in a lump sum payment, and (b) an amount equal to such individual’s target performance-based annual bonus pro-rated to the severance period in months divided by twelve (12) months. We must also continue to provide such individual and certain of his or her dependents with group health insurance for the duration of the severance period and to accelerate in full the vesting of any outstanding equity awards that are subject to time-based vesting.

Separation, Transition and Release of Claims Agreement with Dr. Fetzer

Dr. Fetzer voluntarily resigned from his position as our President, Chief Executive Officer and director, effective October 29, 2014, or the separation date. In connection with Dr. Fetzer’s termination of employment with us, we entered into a separation, transition, and release of claims agreement with him. To assist us in our leadership transition, Dr. Fetzer agreed that for one hundred and eighty (180) days following the separation date, or the consulting period, he would make himself reasonably available to us by telephone or e-mail from time to time, upon reasonable notice and on an as-needed basis to provide us with any reasonable information and guidance that we may request from him. On March 3, 2015, we amended the separation, transition and release of claims agreement with Dr. Fetzer, to extend the consulting period until September 30, 2015. As a result of the extension of the consulting period until September 30, 2015, all stock options held by Dr. Fetzer, which ceased vesting as of the separation date, will remain exercisable until September 30, 2015.

Other Agreements

We have entered into non-disclosure, non-competition and assignment of intellectual property agreements with each of our executive officers. Under the non-disclosure, non-competition and assignment of intellectual property agreements, each executive officer has agreed (1) to protect our confidential and proprietary information, (2) to assign to us related intellectual property that is developed during such executive officer’s employment and that relates to our business or research and development or from the use of our property, premises or confidential information, (3) not to compete with us during his or her employment and for a period of one year after the termination of his or her employment and (4) not to solicit our employees or customers during his or her employment and for a period of one year after the termination of his or her employment.

401(k) retirement plan

We maintain a defined contribution employee retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit, which was $17,500 for 2013 and 2014. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2013 and 2014 could be up to an additional $5,500 above the statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee, subject to participants’ ability to give investment directions by following certain procedures. We match participant contributions up to 4% of a participant’s annual compensation, subject to statutory limits.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2014, we have engaged in the following transactions with our directors and executive officers and holders of more than 5% of our voting securities and affiliates of our directors, executive officers and 5% stockholders. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Bridge Financing

In February 2014, we issued and sold 7% convertible promissory notes in an aggregate principal amount of $6,000,000. The following table sets forth the principal amount of the convertible promissory notes that we issued to our directors, officers and 5% stockholders and their respective affiliates.

Name	Aggregate Principal Amount of 2014 Convertible Notes ($)	Number of Shares of Common Stock Issued upon Conversion of 2014 Convertible Notes(1)
CVF, LLC	819,319	152,764
Entities affiliated with Polaris Partners(2)	2,151,000	401,061
Entities affiliated with Venrock(3)	1,381,200	257,529
Lilly Ventures Fund I LLC(4)	1,072,800	199,875
Entities affiliated with Lux Capital(5)	530,081	98,835
William H. Rastetter(6)	27,600	5,146

(1)	The 2014 convertible notes converted into shares of our common stock at $5.43, which was equal to 77.5% of our initial public offering price of $7.00 per share.
(2)	Consists of 2014 convertible notes issued and sold to (a) Polaris Venture Partners V, L.P. in a principal amount of $2,075,573, (b) Polaris Venture Partners Entrepreneurs’ Fund V, L.P. in a principal amount of $40,453, (c) Polaris Venture Partners Founders’ Fund V, L.P. in a principal amount of $14,218 and (d) Polaris Venture Partners Special Founders’ Fund V, L.P. in a principal amount of $20,756. Alan Crane, a member of our board of directors, is a general partner of Polaris Venture Partners, an affiliate of Polaris Venture Partners V, L.P., Polaris Venture Partners Entrepreneurs’ Fund V, L.P., Polaris Venture Partners Founders’ Fund V, L.P. and Polaris Venture Partners Special Founders’ Fund V, L.P.
(3)	Consists of 2014 convertible notes issued and sold to (a) Venrock Associates V, L.P. in a principal amount of $1,246,257, (b) Venrock Partners V, L.P. in a principal amount of $105,662 and (c) Venrock Entrepreneurs Fund V, L.P. in a principal amount of $29,281.
(4)	Steven E. Hall, a member of our board of directors, is a general partner of Lilly Ventures Fund I LLC.
(5)	Consists of 2014 convertible notes issued and sold to (a) Lux Ventures II, L.P. in a principal amount of $479,876, (b) Lux Ventures II Sidecar, L.P. in a principal amount of $20,124 and (c) Lux Ventures II Partners Fund I LLC in a principal amount of $30,081.
(6)	Consists of 2014 convertible notes issued and sold to William H. Rastetter and Marisa G. Rastetter as community property. Dr. Rastetter is a member of our board of directors.

Participation in Our Initial Public Offering

Certain of our director and principal stockholders and their affiliated entities purchased 4,113,172 shares of our common stock in our IPO at the initial public offering price of $7.00 per share. The following table sets forth the aggregate number of shares that our directors and 5% stockholders and their affiliated entities purchased.

Beneficial Owner	Number of Shares Purchased in Initial Public Offering
Entities affiliated with Polaris Partners(1)	1,470,582
Entities affiliated Venrock(2)	944,290
Entities affiliated with Lux Capital(3)	106,224
Entities affiliated with Lilly Ventures(4)	733,445
Entities affiliated with Crown Ventures	827,456
William H. Rastetter(5)	18,869

(1)	Consists of (a) 1,419,015 shares of common stock held by Polaris Venture Partners V, L.P., (b) 27,657 shares of common stock held by Polaris Venture Partners Entrepreneurs’ Fund V, L.P., (c) 9,720 shares of common stock held by Polaris Venture Partners Founders’ Fund V, L.P. and (d) 14,190 shares of common stock held by Polaris Venture Partners Special Founders’ Fund V, L.P. Alan Crane, a member of our board of directors, is a general partner of Polaris Venture Partners, an affiliate of Polaris Venture Partners V, L.P., Polaris Venture Partners Entrepreneurs’ Fund V, L.P., Polaris Venture Partners Founders’ Fund V, L.P. and Polaris Venture Partners Special Founders’ Fund V, L.P.
(2)	Consists of (a) 852,033 shares of common stock held by Venrock Associates V, L.P., (b) 72,238 shares of common stock held by Venrock Partners V, L.P. and (c) 20,019 shares of common stock held by Venrock Entrepreneurs Fund V, L.P.
(3)	Steven E. Hall, a member of our board of directors, is a general partner of Lilly Ventures Fund I LLC.
(4)	Consists of (a) 89,577 shares of common stock held by Lux Ventures II, L.P., (b) 3,756 shares of common stock held by Lux Ventures II Sidecar, L.P. and (c) 12,891 shares of common stock held by Lux Ventures II Partners Fund I LLC.
(5)	Consists of 18,869 shares of common stock held by William H. Rastetter and Marisa G. Rastetter as community property. Dr. Rastetter is a member of our board of directors.

Participation in Follow-On Public Offering

Crown Ventures purchased 333,333 shares of our common stock in our follow-on public offering at the public offering price of $6.00 per share. The offering closed on April 10, 2015.

Indemnification Agreements

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our directors. See “Executive Compensation—Limitation of Liability and Indemnification” for additional information regarding these agreements.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy that sets forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship in which we were or are to be a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” had or will have a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel, or if we do not have a general counsel, our chief financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 dollars or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our certificate of incorporation or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in its charter.

Prior to our IPO, we did not have a written policy regarding the review and approval of related person transactions. Nevertheless, with respect to such transactions, it was the practice of our board of directors to consider the nature or and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in our best interests.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AS CERULEAN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

FISCAL YEAR ENDING DECEMBER 31, 2015

Cerulean’s stockholders are being asked to ratify the appointment by the audit committee of the board of directors of Deloitte & Touche LLP as our independent registered public accounting firm. Deloitte & Touche LLP has served as the company’s independent registered public accounting firm since 2006.

The audit committee is solely responsible for selecting Cerulean’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Stockholder approval is not required to appoint Deloitte & Touche LLP as our independent registered public accounting firm. However, the board of directors believes that submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain Deloitte & Touche LLP. If the selection of Deloitte & Touche LLP is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of Cerulean and its stockholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.

The following table summarizes the fees Deloitte & Touche LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	2014	2013
Audit Fees(1)	$624,099	$812,100
Audit-Related Fees	—	—
Tax Fees(2)	15,400	15,325
All Other Fees	—	4,524

Total Fees	$639,499	$831,949

(1)	Audit fees for 2014 and 2013 consist of fees for the audit of our consolidated financial statements, the review of our interim financial statements, and fees for services associated with our IPO.
(2)	Tax fees consists of fees incurred for tax compliance and tax return preparation.

All such accountant services and fees were pre-approved by our audit committee in accordance with the “Pre-Approval Policies and Procedures” described below.

Pre-approval Policy and Procedures

The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. Notwithstanding the foregoing, pre-approval is not required with respect to the provision of services, other than audit, review or attest services, by the independent auditor if the aggregate amount of all such services is no more than 5% of the total amount paid by us to the independent auditor during the fiscal year in which the services are provided, such services were not recognized by us at the time of the engagement to be non-audit services and such services are promptly brought to the attention of the audit committee and approved prior to completion of the audit by the audit committee.

From time to time, our audit committee may pre-approve services that are expected to be provided to us by the independent auditor during the following 12 months. At the time such pre-approval is granted, the audit committee must identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and, at each regularly scheduled meeting of the audit committee following such approval, management or the independent auditor shall report to the audit committee regarding each service actually provided to us pursuant to such pre-approval.

The audit committee has delegated to its chairman the authority to grant pre-approvals of audit or non-audit services to be provided by the independent auditor. Any approval of services by the chairman of the audit committee is reported to the committee at its next regularly scheduled meeting.

During our 2014 and 2013 fiscal years, no services were provided to us by Deloitte & Touche LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of April 15, 2015 by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 15, 2015 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Cerulean Pharma Inc., 840 Memorial Drive, 5th Floor, Cambridge, Massachusetts 02139.

The percentage ownership calculations for beneficial ownership are based on 27,284,026 shares of common stock outstanding as of April 15, 2015.

Name of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% Stockholders
Entities affiliated with Polaris Partners(1)	4,724,968	17.3%
Entities affiliated with Venrock(2)	3,034,038	11.1%
Entities affiliated with Crown Ventures(3)	2,592,577	9.5%
FMR LLC(4)	2,431,400	8.9%
Entities affiliated with Lilly Ventures(5)	2,356,227	8.6%

Named Executive Officers and Directors
Christopher D. T. Guiffre, J.D.(6)	120,204	*
Edward G. Garmey, M.D.(7)	80,516	*
Karen L. Roberts(8)	64,798	*
Paul A. Friedman, M.D.(9)	4,595	*
Alan L. Crane(10)	4,830,067	17.7%
Steven E. Hall, Ph.D.(11)	2,356,227	8.6%
Susan L. Kelley, M.D.	—	—
William T. McKee(12)	4,595	*
David R. Parkinson, M.D.	—	—
William H. Rastetter, Ph.D.(13)	65,281	*
Ram Sasisekharan, Ph.D.	82,715	*
Robert I. Tepper, M.D.(14)	22,401	*
All current executive officers and directors as a group(15)	7,631,399	27.6%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)

Consists of (a) 1,405,750 shares of common stock held by Polaris Venture Partners IV, LP (“Polaris IV”), (b) 26,351 shares of common stock held by Polaris Ventures Partners Entrepreneurs’ Fund IV, LP (“Polaris EFund IV”), (c) 3,148,044 shares of common stock held by Polaris Venture Partners V, LP (“Polaris V”),

(d) 61,353 shares of common stock held by Polaris Venture Partners Entrepreneurs’ Fund V, LP (“Polaris EFund V”), (e) 21,562 shares of common stock held by Polaris Ventures Partners Founders’ Fund V, LP (“Polaris FFund V”), (f) 31,478 shares of common stock held by Polaris Venture Partners Special Founders’ Fund V, LP (“Polaris SFFund V” and together with Polaris IV, Polaris EFund IV, Polaris V, Polaris EFund V and Polaris FFund V, the “Polaris Funds”) and (g) 5,242, 98, 24,213, 471, 165 and 241 shares of common stock issuable upon the exercise of warrants held by Polaris IV, Polaris EFund IV, Polaris V, Polaris EFund V, Polaris FFund V and Polaris SFFund V. Each of the Polaris Funds has the sole voting and investment power with respect to the shares directly held by it. The general partner of each of Polaris IV and Polaris EFund IV is Polaris Venture Management Co. IV, LLC (“Polaris Management IV”). The general partner of each of Polaris V, Polaris EFund V, Polaris FFund V and Polaris SFFund V is Polaris Venture Management Co. V, LLC (“Polaris Management V”). Each of Polaris Management IV and Polaris Management V may be deemed to have sole voting and investment power with respect to the shares held by the Polaris Funds of which they are general partner, and each of Polaris Management IV and Polaris Management V disclaim beneficial ownership of all the shares held by such Polaris Funds except to the extent of their proportionate pecuniary interests therein. North Star Venture Management 2000, LLC (“North Star”) directly or indirectly provides investment advisory services to various venture capital funds, including the Polaris Funds. The members of North Star (the “Management Members”) are also members of Polaris Management IV and Polaris Management V, and as such, they may be deemed to share voting and investment power over the shares held by the Polaris Funds. The Management Members disclaim beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein. Alan Crane, one of our directors, has an assignee interest in Polaris Management IV and Polaris Management V. To the extent that he is deemed to share voting and investment powers with respect to the shares held by the Polaris Funds, Mr. Crane disclaims beneficial ownership of all the shares held by the Polaris Funds except to the extent of his proportionate pecuniary interest therein. The mailing address of the beneficial owner is c/o Polaris Venture Partners, 1000 Winter Street, Suite 3350, Waltham, MA 02451.
(2)	Consists of (a) 2,720,455 shares of common stock held by Venrock Associates V, LP (“VA5”), (b) 230,647 shares of common stock held by Venrock Partners V, LP (“VP5”), (c) 63,915 shares of common stock held by Venrock Entrepreneurs V, LP (“VE5” and collectively with VA5 and VP5, the “Venrock Funds”) and (d) 17,164, 1,454 and 403 shares of common stock issuable upon the exercise of warrants held by VA5, VP5 and VE5, respectively. Venrock Management V, LLC (“VM5”), Venrock Partners Management V, LLC (“VPM5”) and VEF Management V, LLC (“VEFM5”) are the sole general partners of VA5, VP5 and VEF5, respectively, and may be deemed to own the shares held by the Venrock Funds. VM5, VPM5 and VEFM5 disclaim beneficial ownership of all the shares held by the Venrock Funds except to the extent of their proportionate pecuniary interest therein. The mailing address of the beneficial owner is 3340 Hillview Ave., Palo Alto, CA 94304.
(3)	Richard H. Robb, manager of CVF, LLC, exercises voting and investment power with respect to shares held by CVF, LLC. Mr. Robb disclaims beneficial ownership of all shares held by CVF, LLC except to the extent of his pecuniary interest therein. The mailing address of the beneficial owner is 222 N. LaSalle Street, Suite 2000, Chicago, IL 60601.
(4)

Based on information supplied by FMR LLC on Schedule 13G filed with the SEC on May 12, 2014, Fidelity SelectCo, LLC (“SelectCo”), 1225 17th Street, Suite 1100, Denver, Colorado 80202, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,431,400 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “SelectCo Funds”). Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole power to dispose of the 2,431,400 shares owned by the SelectCo Funds. The ownership of one investment company, Select Biotechnology Portfolio, amounted to 1,901,400 shares or 10.000% of the Common Stock outstanding. Select Biotechnology Portfolio has its principal business office at 245 Summer Street, Boston, Massachusetts 02210. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.
(5)	Steven E. Hall is a general partner at Lilly Ventures Fund I LLC and has shared voting and shared investment power over such shares, and may be deemed the indirect beneficial owner of such shares. Dr. Hall disclaims beneficial ownership over such shares, except to the extent of any pecuniary interest therein. The mailing address of the beneficial owner is 115 W. Washington Street, Suite 1680-South, Indianapolis, IN 46204.
(6)	Consists of shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2015.
(7)	Consists of (a) 6,892 shares of common stock and (b) 73,624 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2015.
(8)	Consists of shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2015.
(9)	Consists of shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2015.
(10)	Consists of (a) the shares described in note (1) above, (b) 77,201 shares of common stock and (c) 27,898 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2015.
(11)	Consists of (a) the shares described in note (5) above. Dr. Hall is a venture partner at Lilly Ventures Fund I and has shared voting and shared investment power over such shares, and may be deemed the indirect beneficial owner of such shares. Dr. Hall disclaims beneficial ownership over such shares, except to the extent of any pecuniary interest therein.
(12)	Consists of shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2015.
(13)	Consists of (a) 60,307 shares of common stock (b) 379 shares of common stock issuable upon the exercise of warrants and (c) 4,595 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2015. William H. Rastetter holds the aforementioned shares jointly as community property with his wife.
(14)	Consists of (a) 18,954 shares of common stock and (b) 3,447 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2015.
(15)	Consists of (a) 7,296,834 shares of common stock, (b) 30,809 shares of common stock issuable upon the exercise of warrants and (c) 303,756 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 15, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and certain officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. These Section 16 reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by us, and written representations from certain reporting persons, we believe that during 2014, our directors, officers and 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to our common stock during that fiscal year.

REPORT OF THE AUDIT COMMITTEE

The audit committee is appointed by the board of directors to assist the board of directors in fulfilling its oversight responsibilities with respect to (1) the integrity of our financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of our independent registered public accounting firm, (3) the performance of our internal audit function, if any, and (4) other matters as set forth in the charter of the audit committee approved by the board of directors.

Management is responsible for the preparation of Cerulean’s financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of Cerulean’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of Cerulean for the fiscal year ended December 31, 2014. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB’s Auditing Standard No. 16, Communication with Audit Committees. In addition, the audit committee received written communications from the independent registered public accounting firm confirming their independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements of Cerulean be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, that was filed with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF

DIRECTORS OF CERULEAN PHARMA INC.

William T. McKee, Chairman

Steven E. Hall, Ph.D.

William H. Rastetter, Ph.D.

May 5, 2015

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders and proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Cerulean Pharma Inc., 840 Memorial Drive, 5th Floor, Cambridge, MA 02139 Attention: Investor Relations, telephone: 617-551-9600 or email: ir@ceruleanrx.com. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address, phone number or email address.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2016 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than January 6, 2016, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. However, if the date of the 2016 Annual Meeting of Stockholders is changed by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2016 Annual Meeting of Stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement.

If a stockholder wishes to propose a nomination of persons for election to our board of directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our amended and restated bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2016 Annual Meeting of Stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than February 27, 2016 and no later than March 28, 2016.

Stockholder proposals should be addressed to Cerulean Pharma Inc., 840 Memorial Drive, 5th Floor, Cambridge, MA 02139, Attention: Corporate Secretary.

OTHER MATTERS

Our board of directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors

/s/ Christopher D. T. Guiffre
Christopher D.T. Guiffre, J.D.
President and Chief Executive Officer

CERULEAN PHARMA INC. 840 MEMORIAL DRIVE, 5TH FLOOR CAMBRIDGE, MA 02139

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M93471-P65953	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CERULEAN PHARMA INC.
The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors
Nominees:
		For	Against	Abstain

	1a. Christopher D. T. Guiffre	☐	☐	☐

	1b. Susan L. Kelley	☐	☐	☐
						For	Against	Abstain
2.	To ratify the selection of Deloitte & Touche LLP as Cerulean Pharma Inc.’s independent auditors for the fiscal year ending December 31, 2015.					☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and Letter to Shareholders are available at www.proxyvote.com.

M93472-P65953

CERULEAN PHARMA INC.

Annual Meeting of Shareholders

June 26, 2015 9:30 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Christopher D. T. Guiffre, Karen L. Roberts and Alejandra V. Carvajal, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CERULEAN PHARMA INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 AM, EDT on June 26, 2015, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side